FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


       LECROY CORPORATION ANNOUNCES GRANT OF NEW INDUCEMENT STOCK OPTIONS
               AND RESTRICTED SHARES UNDER NASDAQ MARKET RULE 4350

CHESTNUT RIDGE, NY, NOVEMBER 2, 2004 - LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes as well as serial data test solutions, announced that in connection with its acquisition of Computer Access Technology Corporation ("CATC"), 61 former CATC employees were granted inducement stock options covering an aggregate of 230,984 shares of LeCroy common stock, and two former CATC employees received employment inducement restricted stock grants covering an aggregate of 70,000 shares of LeCroy common stock. Pursuant to Nasdaq Marketplace Rule 4350 (i)(1)(A)(iv), the options and restricted shares were granted on October 29, 2004 under LeCroy's 2004 Stock Employment Inducement Plan, which LeCroy's Board of Directors adopted recently to facilitate the granting of stock options and restricted shares as an inducement to new employees to join LeCroy. LeCroy has reserved an aggregate of 750,000 shares of common stock for issuance under the plan, including the shares underlying the options and restricted shares announced today.

The options granted to the 61 former CATC employees, who became non-officer employees of LeCroy, have the following terms: each option has been classified as a non-qualified stock option; has an exercise price equal to the fair market value on the grant date of $16.83, which represents the closing price of LeCroy's stock on October 29, 2004; has a ten-year term; and vests over a four-year period. The option grants are comprised of three tranches, each of which has a different commencement date. Tranche #1 vests in four equal annual installments commencing on October 29, 2005; Tranche #2 vests in four equal annual installments commencing on October 29, 2006; and Tranche #3 vests in four equal annual installments commencing on October 29, 2007.

Included in the non-officer employee stock option grants are grants to the following former CATC executive officers: Kevin Fitzgerald was granted stock options to purchase 6,667 shares of LeCroy common stock under each of Tranches #2 and #3; and Albert Lee was granted stock options to purchase 13,333 shares of LeCroy common stock under Tranche #1 and another 6,667 shares under Tranche #2.

On October 29, 2004, an employment inducement restricted stock grant to purchase 50,000 shares of LeCroy common stock was granted to Carmine J. Napolitano, a newly appointed executive officer of LeCroy. These shares vest 100% on the fourth anniversary date of grant. In addition, on October 29, 2004, an employment inducement restricted stock grant to purchase 20,000 shares of LeCroy common stock was granted to Jason LeBeck, a newly appointed Vice President, Finance of LeCroy's Serial Data Division. These shares vest in four equal annual installments commencing on October 29, 2005.

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LeCroy/2


In accordance with Nasdaq rules, these grants of stock options and restricted shares were made under a stock option plan without stockholder approval. Nasdaq rules requires public announcement of option grants made under this type of plan.

ABOUT LECROY CORPORATION

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" -- capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

LECROY SAFE HARBOR

This release may contain forward-looking statements. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business or cause actual results to differ materially are described in LeCroy's reports on file with the SEC, including its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 7, 2004 and subsequent filings which LeCroy may make with the SEC, which can be viewed at the SEC's website at http://www.sec.gov.

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